UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

LIGHTWAVE LOGIC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11,

Supplement to Proxy Statement

For the Annual Meeting of Shareholders

To be held May 15, 2025

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Lightwave Logic, Inc. (the “Company”) with the Securities and Exchange Commission on March 28, 2025 in connection with the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m. (Mountain Time) on Thursday, May 15, 2025.

The purpose of this Supplement is to correct certain inadvertent errors in the Proxy Statement regarding voting standard information. Other than this correction, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to shareholders in connection with the Annual Meeting.

If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Corrections to the Proxy Statement

Page 39: The voting standard information contained under the heading “Vote Required” for Proposal 2 is amended and restated to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

Vote Required

The vote required to ratify the appointment of Stephano Slack LLC to serve as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 is the affirmative vote of the holders of a majority of the votes ~~cast at the Annual Meeting~~ present in person or by proxy and entitled to vote on the matter. Each holder of common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote “against” this proposal, and broker non-votes will have no effect on the vote for this proposal.

Page 44: The voting standard information contained under the heading “Vote Required” for Proposal 3 is amended and restated to read as follows (corrections are marked, with new text bold and underlined, and deleted text bold and stricken through):

Vote Required

The vote required to approve the Lightwave Logic, Inc. 2025 Equity Incentive Plan is the affirmative vote of the holders of a majority of the votes ~~cast at the Annual Meeting~~ present in person or by proxy and entitled to vote on the matter. Each holder of common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote “against” this proposal, and broker non-votes will have no effect on the vote for this proposal.